Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) April 16, 2012

CITIGROUP REPORTS FIRST QUARTER 2012 EARNINGS PER SHARE(1) OF $0.95 — $1.11 EXCLUDING THE IMPACT OF NEGATIVE CVA/DVA(2) AND A NET GAIN ON MINORITY INVESTMENTS(3)

CITIGROUP REVENUES OF $19.4 BILLION — $20.2 BILLION EXCLUDING $1.3 BILLION OF CVA/DVA AND A $477 MILLION NET GAIN ON MINORITY INVESTMENTS

TIER 1 COMMON RATIO OF 12.4%

BOOK VALUE PER SHARE OF $61.90, TANGIBLE BOOK VALUE PER SHARE(4) OF $50.90

LOAN LOSS RESERVE RELEASE OF $1.2 BILLION IN FIRST QUARTER, DOWN 65% FROM THE PRIOR YEAR PERIOD

CITIGROUP DEPOSITS OF $906 BILLION

CITICORP REVENUES OF $19.4 BILLION, EXCLUDING $1.4 BILLION OF CVA/DVA

CITICORP LOANS OF $514 BILLION GREW 12% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS LOANS OF $134 BILLION DECLINED 26% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS DECLINED TO 11% OF TOTAL ASSETS, VERSUS 15% IN THE PRIOR YEAR PERIOD

New York, April 16, 2012 – Citigroup Inc. today reported net income of $2.9 billion, or $0.95 per diluted share, for the first quarter 2012 on revenues of $19.4 billion.

CVA/DVA was a negative $1.3 billion during the first quarter, resulting from the tightening of Citi’s credit spreads, compared to a negative $256 million in the prior year period.  First quarter results also included a net gain of $477 million from minority investments (see Corporate/Other below).  Excluding CVA/DVA and the net gain from minority investments, first quarter revenues were $20.2 billion and earnings were $1.11 per diluted share, up 1% and 7% respectively from the prior year period.

Vikram Pandit, Citi’s Chief Executive Officer, said, “While our businesses operated in an improved environment, we also saw the benefit of our investments. We generated revenue growth and had positive operating leverage across all three of Citi’s core businesses. Global Consumer Banking, our largest business, produced another quarter of good growth in revenues, net income and key drivers like loans and deposits.  Transaction Services had record quarterly revenues as it captured increasing share in global trade finance, and Securities and Banking rebounded strongly with year-over-year revenue growth excluding the impact of CVA/DVA.”

“We continued to wind down our Citi Holdings legacy portfolio, which now stands at 11% of our total assets, while further building capital. With a Tier 1 Common Ratio of 12.4% under Basel I and an estimated Tier 1 Common Ratio of 7.2% under Basel III, we continue to be one of the best capitalized banks in the world.”

“While the operating environment improved in the first quarter, there is still much macro uncertainty and we will continue to manage risk carefully. We will continue to leverage the depth and the scale of our global presence to serve our clients and grow our businesses,” concluded Mr. Pandit.

Citigroup revenues of $20.7 billion, excluding CVA/DVA, were up 4% from the prior year.  Excluding both CVA/DVA and the net gain on minority investments, Citigroup revenues were up 1% from the prior year period, reflecting growth in Citicorp that was partially offset by revenue declines in Citi Holdings.

Citicorp revenues of $18.0 billion in the first quarter 2012 included a negative $1.4 billion of CVA/DVA.  Excluding CVA/DVA, Citicorp revenues were $19.4 billion, 6% higher than the first quarter 2011.  The increase reflected revenue growth in Citicorp’s three businesses with Global Consumer Banking (GCB) revenues 5% higher, Securities and Banking (excluding CVA/DVA) 6% higher and Transaction Services revenues 7% higher versus first quarter 2011.

Citi Holdings revenues of $874 million in the first quarter 2012 were 47% below the prior year period.  Excluding CVA/DVA, Citi Holdings revenues were $786 million, 53% lower than the first quarter 2011.  Negative revenues in the Special Asset Pool and Brokerage and Asset Management and lower revenues in Local Consumer Lending drove the decline in Citi Holdings revenues.  The lower revenues also reflected the ongoing decline in assets in Citi Holdings.  Total Citi Holdings assets declined $86 billion, or 29%, from the first quarter 2011, to $209 billion. Citi Holdings assets at the end of the first quarter 2012 represented approximately 11% of total Citigroup assets.

Citigroup’s net income declined 2% from the first quarter 2011 to $2.9 billion.  Excluding the impact of CVA/DVA and the net gain on minority investments, Citigroup net income was $3.4 billion, 8% higher than the comparable first quarter 2011 results.  Operating expenses of $12.3 billion were essentially unchanged from the prior year period.  Citigroup’s cost of credit in the first quarter 2012 was 5% below the prior year period, as a $2.3 billion improvement in net credit losses was largely offset by a $2.2 billion reduction in net loan loss reserve releases.

Citigroup’s total allowance for loan losses was $29.0 billion at quarter end, or 4.5% of total loans, compared to $36.6 billion, or 5.8%, in the prior year period.  The $1.2 billion net release of credit reserves in the quarter was down 65% from the prior year period.  Credit reserve releases in Citicorp of $588 million and in Citi Holdings of $576 million were 67% and 63% lower, respectively, than the first quarter 2011.  Citicorp’s decline in credit reserve releases reflected lower releases in North America GCB and a net credit reserve build primarily in international GCB (Asia, Latin America and EMEA) and Securities and Banking.  The decline in Citi Holdings credit reserve releases was almost entirely due to the Special Asset Pool, where credit reserve releases were $55 million in the first quarter 2012, compared to $980 million in the first quarter 2011.  Citigroup asset quality continued to improve as total non-accrual assets fell 25% to $12.3 billion compared to the first quarter 2011.  Corporate non-accrual loans fell 46% to $3.0 billion and consumer non-accrual loans fell 6% to $8.7 billion.  Consumer loans that were 90+ days delinquent, excluding the Special Asset Pool, fell 21% versus the prior year period to $9.1 billion, or 2.3% of consumer loans.

Citigroup’s capital levels and book value continued to increase versus the prior year period.  As of March 31, 2012, book value per share was $61.90 and tangible book value per share was $50.90, 6% and 9% increases, respectively, versus the prior year period end.  Citigroup’s Tier 1 Capital Ratio was 14.2% and its Basel I Tier 1 Common Ratio was 12.4%.

CITIGROUP

($ millions, except per share amounts)	1Q’12	4Q’11	1Q’11	QoQ%	YoY%

Citicorp	18,032	15,703	18,138	15%	-1%
Citi Holdings	874	1,088	1,649	-20%	-47%
Corporate/Other	500	383	(61)	31%	NM
Total Revenues	$19,406	$17,174	$19,726	13%	-2%

Total Revenues (Ex-CVA/DVA & Minority Interest)	$20,217	$17,214	$19,982	17%	1%

Expenses	$12,319	$13,211	$12,326	-7%	—

Net Credit Losses	3,955	4,108	6,269	-4%	-37%
Loan Loss Reserve Build/(Release) (a)	(1,165)	(1,468)	(3,345)	-21%	-65%
Provision for Benefits and Claims	229	234	260	-2%	-12%
Total Cost of Credit	$3,019	$2,874	$3,184	5%	-5%

Income from Cont. Ops. Before Taxes	$4,068	$1,089	$4,216	NM	-4%
Provision for Income Taxes	1,006	91	1,185	NM	-15%

Income from Continuing Operations	$3,062	$998	$3,031	NM	1%
Net income (loss) from Disc. Ops.	(5)	—	40	NM	NM
Non-Controlling Interest	126	42	72	NM	75%
Citigroup Net Income	$2,931	$956	$2,999	NM	-2%

Net Income (Ex-CVA/DVA & Minority Interest)	$3,423	$978	$3,157	NM	8%

Tier 1 Common Ratio	12.4%	11.8%	11.3%
Tier 1 Capital Ratio	14.2%	13.5%	13.3%
Return on Common Equity	6.5%	2.1%	7.3%
Book Value per Share	$61.90	$60.70	$58.46
Tangible Book Value per Share	$50.90	$49.74	$46.87

(a) Includes provision for unfunded lending commitments

CITICORP

(in millions of dollars)	1Q’12	4Q’11	1Q’11	QoQ%	YoY%

Global Consumer Banking	10,014	9,885	9,554	1%	5%
Securities and Banking	5,275	3,194	6,022	65%	-12%
Transaction Services	2,743	2,624	2,562	5%	7%
Total Revenues	$18,032	$15,703	$18,138	15%	-1%

Total Revenues (Ex-CVA/DVA)	$19,408	$15,777	$18,367	23%	6%

Expenses	$10,305	$10,844	$10,236	-5%	1%

Net Credit Losses	2,220	2,595	3,250	-14%	-32%
Loan Loss Reserve Build/(Release) (a)	(588)	(803)	(1,807)	-27%	-67%
Provision for Benefits and Claims	58	45	55	29%	5%
Total Cost of Credit	$1,690	$1,837	$1,498	-8%	13%

Net Income	$4,337	$2,326	$4,456	86%	-3%

Net Income (Ex-CVA/DVA)	$5,191	$2,366	$4,598	NM	13%

Revenues
North America	7,187	6,432	7,881	12%	-9%
EMEA	3,226	2,425	3,319	33%	-3%
LATAM	3,647	3,342	3,299	9%	11%
Asia	3,972	3,504	3,639	13%	9%

Net Income
North America	1,539	568	1,515	NM	2%
EMEA	792	417	1,075	90%	-26%
LATAM	895	706	921	27%	-3%
Asia	1,111	635	945	75%	18%

EOP Assets ($B)	1,424	1,365	1,372	4%	4%
EOP Loans ($B)	514	507	457	2%	12%
EOP Deposits ($B)	839	799	787	5%	7%

(a) Includes provision for unfunded lending commitments

Citicorp

Citicorp revenues of $18.0 billion in the first quarter 2012 decreased 1% from the prior year period, largely reflecting the impact of the negative $1.4 billion of CVA/DVA.  Excluding CVA/DVA, revenues were $19.4 billion, 6% higher than the first quarter 2011.  Revenues grew across all of Citicorp’s businesses:  GCB, Securities and Banking (excluding CVA/DVA) and Transaction Services.  Securities and Banking revenues, excluding CVA/DVA, were $6.7 billion, a 6% increase from the prior year period.  North America GCB revenues grew 5% from first quarter 2011 to $5.2 billion and international GCB revenues grew 4% to $4.8 billion. Transaction Services revenues grew 7% to $2.7 billion.

Citicorp net income decreased 3% from the prior year period to $4.3 billion.  The decrease largely reflects the 1% decline in reported revenues, primarily stemming from the impact of CVA/DVA in Securities and Banking, and higher credit costs due primarily to lower loan loss reserve releases.  Excluding CVA/DVA, Citicorp net income increased 13% from the prior year period to $5.2 billion.

Citicorp cost of credit in the first quarter 2012 increased 13% from the prior year period to $1.7 billion.  The increase largely reflects significantly lower credit reserve releases, which declined 67% to $588 million, partially offset by lower net credit losses, which at $2.2 billion were 32% lower than the first quarter 2011.  The decline in net credit reserve releases was largely in GCB.  Citicorp’s consumer loans 90+ days delinquent fell 19% from the prior year period to $3.3 billion, and the 90+ days delinquent ratio fell 35 basis points to 1.2% of loans.

Citicorp operating expenses increased 1% year-over-year to $10.3 billion.

Citicorp end of period loans grew 12% versus the prior year period to $514 billion, with growth across all regions.  Consumer loans grew 6% to $286 billion and corporate loans grew 23% to $228 billion, both versus the prior year period.

Global Consumer Banking

(in millions of dollars)	1Q’12	4Q’11	1Q’11	QoQ%	YoY%

North America	5,198	5,167	4,943	1%	5%
EMEA	378	348	421	9%	-10%
LATAM	2,441	2,350	2,294	4%	6%
Asia	1,997	2,020	1,896	-1%	5%
Total Revenues	$10,014	$9,885	$9,554	1%	5%

Expenses	$5,210	$5,578	$5,091	-7%	2%

Net Credit Losses	2,278	2,423	3,040	-6%	-25%
Loan Loss Reserve Build/(Release) (a)	(735)	(713)	(1,417)	3%	-48%
Provision for Benefits and Claims	58	45	55	29%	5%
Total Cost of Credit	$1,601	$1,755	$1,678	-9%	-5%

Net Income	$2,187	$1,722	$1,922	27%	14%

Net Income
North America	1,317	944	937	40%	41%
EMEA	(8)	(1)	57	NM	NM
LATAM	375	369	475	2%	-21%
Asia	503	410	453	23%	11%

(in billions of dollars)
Avg. Cards Loans	148	148	150	0%	-1%
Avg. Retail Banking Loans	139	131	120	6%	16%
Avg. Deposits	319	313	310	2%	3%
Investment Sales (Int’l Only)	19	13	20	52%	-6%
Cards Purchase Sales	85	95	81	-10%	6%

(a) Includes provision for unfunded lending commitments

Global Consumer Banking

GCB revenues of $10.0 billion grew 5% year-over-year.  Revenues grew 5% in North America GCB to $5.2 billion, while international GCB revenues grew 4% to $4.8 billion.

North America GCB revenues grew 5% to $5.2 billion driven by higher retail banking revenues that were partially offset by lower revenues from Citi-branded cards and Citi retail services (formerly retail partner cards).  Retail banking revenues grew 37% to $1.6 billion from the first quarter 2011 largely due to improved results in mortgages.  Citi-branded cards revenues declined 6% to $2.1 billion, and Citi retail services revenues declined 3% to $1.5 billion, both versus the prior year period.  The lower results in cards primarily reflected lower average loan balances for both businesses as Citi-branded cards loans declined 2% and Citi retail services loans declined 5% from first quarter 2011, as well as lower yields in Citi-branded cards.

North America GCB net income was $1.3 billion, 41% higher than the first quarter 2011.  The growth in net income was largely driven by higher revenues and a $743 million decrease in net credit losses that was partially offset by a $360 million reduction in credit reserve releases versus the prior year period.  Operating expenses in the first quarter grew 3% from the prior year period to $2.3 billion largely due to ongoing investment spending in marketing partially offset by the absence of a litigation reserve taken in the prior year period.

North America GCB credit quality continued to improve as net credit losses fell $743 million, or 31%, to $1.6 billion compared to the prior year period.  Net credit losses improved in Citi-branded cards, Citi retail services and retail banking.  Delinquency rates in both cards and retail banking also generally improved across all delinquency buckets versus the prior year period.  The total net credit reserve release in the first quarter 2012 was $841 million, $360 million lower than in the first quarter 2011.

International GCB revenues grew 4% to $4.8 billion versus the first quarter 2011.  Compared to the prior year period, revenues grew 6% in Latin America to $2.4 billion and 5% in Asia to $2.0 billion, which more than offset a decline in EMEA revenues of 10% to $378 million.  Latin America and Asia saw continued year-over-year growth in average loans and average deposits during the first quarter 2012.

International GCB net income fell 12% from the prior year period to $870 million primarily due to a net credit reserve build of $106 million in the first quarter 2012 compared to a net release of $216 million in the prior year period.  While operating expenses in the first quarter 2012 grew 2% from the first quarter 2011 to $2.9 billion, international GCB achieved year-over-year positive operating leverage for the second consecutive quarter as year-over-year revenue growth outpaced expense growth.

International GCB credit quality improved modestly from the prior year period as net credit losses fell 3% to $649 million.  The credit build of $106 million in the first quarter 2012 primarily reflected a reserve build in Latin America compared to a release of $216 million in the prior year period.  EMEA and Asia GCB recorded small credit reserve releases in the first quarter 2012.  Overall credit quality in international GCB improved even as loan portfolios continued to grow.  90+ days delinquency rates were generally lower across all products in all regions.

Securities and Banking

(in millions of dollars)	1Q’12	4Q’11	1Q’11	QoQ%	YoY%

Investment Banking	865	638	851	36%	2%
Equity Markets	902	232	1,104	NM	-18%
Fixed Income Markets	4,737	1,717	3,982	NM	19%
Lending	56	165	255	-66%	-78%
Private Bank	576	517	520	11%	11%
Other Securities and Banking	(485)	(1)	(461)	NM	5%
Total Revenues (Ex-CVA/DVA)	$6,651	$3,268	$6,251	NM	6%

CVA/DVA	(1,376)	(74)	(229)
Total Revenues	$5,275	$3,194	$6,022	65%	-12%

Expenses	$3,707	$3,736	$3,802	-1%	-2%

Net Credit Losses	(60)	178	203	NM	NM
Credit Reserve Build/(Release) (a)	118	(109)	(390)	NM	NM
Total Cost of Credit	$58	$69	$(187)	-16%	NM

Net Income	$1,233	$(158)	$1,702	NM	-28%

Net Income (Ex-CVA/DVA)	$2,087	$(118)	$1,844	NM	13%

Revenues
North America	1,348	660	2,328	NM	-42%
EMEA	1,954	1,219	2,061	60%	-5%
LATAM	755	579	588	30%	28%
Asia	1,218	736	1,045	65%	17%

Income from Continuing Ops.
North America	128	(441)	464	NM	-72%
EMEA	512	160	764	NM	-33%
LATAM	342	198	273	73%	25%
Asia	307	(51)	210	NM	46%

(a) Includes provision for unfunded lending commitments

Securities and Banking

Securities and Banking revenues declined 12% from the prior year period to $5.3 billion.  Excluding the impact of CVA/DVA, which was a negative $1.4 billion in the first quarter 2012 and a negative $229 million in the first quarter 2011, Securities and Banking revenues were $6.7 billion, 6% higher than the prior year period.

Fixed Income revenues of $4.7 billion in the first quarter 2012 (excluding a negative $1.1 billion of CVA/DVA) increased 19% from the prior year period.  Fixed Income results primarily reflected strong performance in rates and currencies across all products and regions, as overall market conditions improved in the first quarter 2012 and client activity increased.  Credit and securitized products were down versus the prior year period, largely reflecting lower risk levels in the business.

Equity Markets revenues of $902 million in the first quarter 2012 (excluding a negative $283 million of CVA/DVA) were 18% below the prior year period.  The decline was largely related to lower industry volumes, particularly in cash equities.

Investment Banking revenues grew 2% from the prior year period to $865 million as growth in debt underwriting offset declines in advisory and equity underwriting revenues.  Debt underwriting revenues increased 19% to $601 million compared to the first quarter 2011, driven by volume growth in certain products and gains in market share.  Advisory revenues declined 23% to $110 million and equity underwriting revenues declined 25% to $154 million, each from the prior year period, reflecting market wide declines in activity levels in many products.

Lending revenues declined 78% from the prior year period to $56 million due primarily to a $504 million loss on hedges as credit spreads narrowed during the quarter.

Private bank revenues increased 11% to $570 million from the prior year period driven primarily by growth in North America lending and deposits, as well as stronger capital markets activity.

Securities and Banking net income was $1.2 billion in the first quarter, down 28% from the prior year period, largely reflecting the negative impact of CVA/DVA on reported revenues.  Excluding CVA/DVA, net income was $2.1 billion, 13% higher than the first quarter 2011.

Transaction Services

(in millions of dollars)	1Q’12	4Q’11	1Q’11	QoQ%	YoY%

Treasury and Trade Solutions	2,054	1,965	1,844	5%	11%
Securities and Fund Services	689	659	718	5%	-4%
Total Revenues	$2,743	$2,624	$2,562	5%	7%

Expenses	$1,388	$1,530	$1,343	-9%	3%

Net Credit Losses	2	(6)	7	NM	-71%
Loan Loss Reserve Build/(Release) (a)	29	19	—	53%	—
Total Cost of Credit	$31	$13	$7	NM	NM

Net Income	$917	$762	$832	20%	10%

Average Deposits ($ in billions)	$377	$369	$356	2%	6%
EOP Assets Under Custody ($ in trillions)	$13.0	$12.5	$13.0	4%	—

Revenues
North America	641	605	610	6%	5%
EMEA	894	858	837	4%	7%
LATAM	451	413	417	9%	8%
Asia	757	748	698	1%	8%

Income from Continuing Ops.
North America	126	68	106	85%	19%
EMEA	315	283	275	11%	15%
LATAM	178	139	172	28%	3%
Asia	302	277	283	9%	7%

(a) Includes provision for unfunded lending commitments

Transaction Services

Transaction Services revenues were $2.7 billion, up 7% from the prior year period.  Results reflected an 11% year-over-year growth in Treasury and Trade Solutions (TTS) revenues to $2.1 billion, partially offset by a decline of 4% in Securities and Fund Services (SFS) revenues to $689 million. TTS revenue growth reflected strong growth in average assets, particularly in trade finance, while the decline in SFS revenues reflected lower settlement volumes and the absence of a one-time gain in the prior year period.

Transaction Services net income of $917 million grew 10% from the first quarter 2011, reflecting the 7% revenue growth and operating expenses that grew only 3% to $1.4 billion.  Transaction Services achieved positive year-over-year operating leverage in the first quarter 2012.

Transaction Services average deposits and other customer liabilities balances grew 6% year-over-year to $377 billion, and assets under custody remained flat at $13.0 trillion.

CITI HOLDINGS

(in millions of dollars)	1Q’12	4Q’11	1Q’11	QoQ%	YoY%

Brokerage and Asset Management	(46)	43	137	NM	NM
Local Consumer Lending	1,326	1,279	1,519	4%	-13%
Special Asset Pool	(406)	(234)	(7)	-74%	NM
Total Revenues	$874	$1,088	$1,649	-20%	-47%

Expenses	$1,219	$1,855	$1,443	-34%	-16%

Net Credit Losses	1,734	1,512	3,018	15%	-43%
Loan Loss Reserve Build/(Release) (a)	(576)	(663)	(1,537)	-13%	-63%
Provision for Benefits and Claims	171	188	204	-9%	-16%
Total Cost of Credit	$1,329	$1,037	$1,685	28%	-21%

Net Income (Loss)	$(1,026)	$(1,315)	$(1,018)	22%	-1%

Net Income (Loss)
Brokerage and Asset Management	(137)	(92)	(12)	-49%	NM
Local Consumer Lending	(634)	(1,206)	(1,009)	47%	37%
Special Asset Pool	(255)	(17)	3	NM	NM

EOP Assets ($ in billions)
Brokerage and Asset Management	26	27	27	-4%	-4%
Local Consumer Lending	147	157	195	-6%	-25%
Special Asset Pool	36	41	73	-12%	-51%

EOP Loans ($B)	134	141	180	-5%	-26%
EOP Deposits ($B)	63	62	74	3%	-14%

(a) Includes provision for unfunded lending commitments

Citi Holdings

Citi Holdings revenues decreased 47% from the prior year period to $874 million.  Excluding CVA/DVA, Citi Holdings revenues were $786 million, 53% lower than the first quarter 2011.  The decline largely reflected the ongoing wind down of Citi Holdings assets, which ended the first quarter 2012 at $209 billion, 29% below the prior year period, as well as the absence of positive private equity marks recorded in the prior year period.  Citi Holdings assets represented 11% of total Citigroup assets at the end of the first quarter.  Negative revenues in the Special Asset Pool and Brokerage and Asset Management, combined with lower revenues in Local Consumer Lending, drove the decline in Citi Holdings revenues.  Local Consumer Lending revenues of $1.3 billion fell 13% from the prior year period primarily due to the 24% decline in average loans.  Special Asset Pool revenues were a negative $406 million versus a negative $7 million in the prior year period largely reflecting the 51% year-over-year decline in assets, the absence of positive private equity marks recorded in the prior year period and a reserve build related to private-label mortgage securitizations in the first quarter 2012.  Brokerage and Asset Management revenues were a negative $46 million, compared to $137 million in the prior year period, largely reflecting higher funding costs and a decline in the equity contribution from the Morgan Stanley Smith Barney joint venture.

Citi Holdings net loss of $1.0 billion was generally flat with the prior year period. Operating expenses decreased 16% to $1.2 billion and credit costs fell 21% to $1.3 billion.  The decline in operating expenses reflected lower asset volumes resulting from divestitures and run-offs.

Citi Holdings cost of credit decreased by $356 million, or 21%, year-over-year to $1.3 billion, driven by a 43% reduction in net credit losses to $1.7 billion, partially offset by a 63% reduction in the credit reserve release to $576 million.  Credit improved in Local Consumer Lending with net credit losses declining 25% from the prior year period to $1.8 billion, partially offset by a 6% decrease in the credit reserve release to $520 million.  The improvement in net credit losses was reflected across the international and North America portfolios in Local Consumer Lending.  Year-over-year cost of credit in the Special Asset Pool increased $237 million as a decline in net credit losses of $688 million was offset by a decline of $925 million in the credit reserve release to $55 million in the first quarter 2012.

Citi Holdings allowance for credit losses was $12.7 billion at the end of the first quarter 2012, or 9.5% of loans, compared to $16.0 billion, or 8.9% of loans, in the prior year period. 90+ days delinquent loans in Local Consumer Lending decreased 21% to $5.8 billion, or 4.9% of loans.

Corporate/Other

Corporate/Other revenues increased $561 million year-over-year to $500 million, largely reflecting the net gain on minority investments, partially offset by the impact of hedging activities.  The net gain on minority investments consisted of pre-tax gains of $1.1 billion and $542 million on the sale of Citi’s remaining stake in the Housing Development Finance Corporation Ltd. (HDFC) and its stake in Shanghai Pudong Development Bank (SPDB), respectively, offset by the pre-tax impairment charge relating to Akbank T.A.S. of $1.2 billion, each as previously announced.

Corporate/Other net loss was $380 million, compared to a loss of $439 million in the prior year period.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	1Q’12	4Q’11	1Q’11	1Q’12	4Q’11	1Q’11

North America
Global Consumer Banking	5,198	5,167	4,943	1,317	944	937
Securities and Banking	1,348	660	2,328	128	(441)	464
Transaction Services	641	605	610	126	68	106
Total North America	$7,187	$6,432	$7,881	$1,571	$571	$1,507

EMEA
Global Consumer Banking	378	348	421	(7)	(4)	57
Securities and Banking	1,954	1,219	2,061	512	160	764
Transaction Services	894	858	837	315	283	275
Total EMEA	$3,226	$2,425	$3,319	$820	$439	$1,096

Latin America
Global Consumer Banking	2,441	2,350	2,294	375	370	473
Securities and Banking	755	579	588	342	198	273
Transaction Services	451	413	417	178	139	172
Total Latin America	$3,647	$3,342	$3,299	$895	$707	$918

Asia
Global Consumer Banking	1,997	2,020	1,896	503	410	453
Securities and Banking	1,218	736	1,045	307	(51)	210
Transaction Services	757	748	698	302	277	283
Total Asia	$3,972	$3,504	$3,639	$1,112	$636	$946

Citicorp	$18,032	$15,703	$18,138	$4,398	$2,353	$4,467

Citi Holdings	$874	$1,088	$1,649	$(1,024)	$(1,314)	$(957)

Corporate / Other	$500	$383	$(61)	$(312)	$(41)	$(479)

Citigroup	$19,406	$17,174	$19,726	$3,062	$998	$3,031

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S.; (973) 409-9210 outside of the U.S.  The conference code for both numbers is 55701551.

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citi’s First Quarter 2012 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2011 Annual Report on Form 10-K.

Contacts:
Press:	Jon Diat	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091
	Anu Ahluwalia	(212) 559-4114

Appendix A: CVA/DVA

(In millions of dollars)	1Q’12	4Q’11	1Q’11
Securities and Banking
DVA on Citi Liabilities at Fair Value Option	(1,252)	43	(111)
Derivatives CVA (1)	(123)	(116)	(118)
Total Securities and Banking CVA/DVA	$(1,376)	$(74)	$(229)

Special Asset Pool
DVA on Citi Liabilities at Fair Value Option	(10)	(2)	(2)
Derivatives CVA (1)	97	36	(25)
Total Special Asset Pool CVA/DVA	$88	$34	$(27)
Total Citigroup CVA/DVA	$(1,288)	$(40)	$(256)

(1) Net of hedges.

Note: Totals may not sum due to rounding

Appendix B: Impact of Akbank, HDFC, SPDB & CVA/DVA in 1Q’12

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: Akbank, HDFC and SPDB	Impact of: CVA/DVA	Results less: Akbank, HDFC, SPDB and CVA/DVA
Revenue	19,406	477	(1,288)	20,217
EBIT	4,068	473	(1,288)	4,883
Taxes	1,006	165	(488)	1,329
Income from Continuing Ops.	$3,062	$308	$(800)	$3,554

Discontinued Operations	(5)	—	—	(5)
Noncontrolling Interests	126	—	—	126
Net Income	$2,931	$308	$(800)	$3,423

Diluted EPS (1)	$0.95	$0.10	$(0.27)	$1.11

(1)  Earnings per share calculations are based on diluted shares of 3,014.5 million.  The components of earnings per share excluding Akbank, HDFC, SPDB and CVA/DVA share may not sum across due to rounding.

Appendix C: Non-GAAP Financial Measures

Preliminary
($ millions, except per share amounts)	3/31/2012

Citigroup’s Total Stockholders’ Equity	$181,820
Less: Preferred Stock	312
Common Stockholders’ Equity	181,508
Less:
Goodwill	25,810
Intangible Assets (other than Mortgage Servicing Rights)	6,413
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	41
Tangible Common Equity (TCE)	$149,244

Common Shares Outstanding at Quarter-end	2,932.2

Tangible Book Value Per Share	$50.90
(Tangible Common Equity / Common Shares Outstanding)

(1) All per share numbers throughout this release reflect Citigroup’s 1-for-10 reverse stock split, which was effective May 6, 2011.  Income available for EPS purposes reflects deductions for preferred stock dividends and restricted stock adjustments for employee plans.

(2) Credit valuation adjustments (CVA) on derivatives (excluding monolines), net of hedges, and debt valuation adjustments (DVA) on Citi’s fair value option debt.  For additional information, see Appendix A.

(3) See Corporate/Other and Appendix B.

(4) Tangible book value per share is a non-GAAP financial measure. See Appendix C for a reconciliation of this metric to the most directly comparable GAAP measure.